Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
Pacific Biotech, Inc., a Delaware corporation
Metra Biosystems, Inc., a California corporation
Osteo Sciences Corporation, an Oregon corporation
Litmus Concepts, Inc., a California corporation
Diagnostic Hybrids, Inc., an Ohio corporation